Exhibit 99

Infinity Property and Casualty Reports 17.1% Growth in Gross Written Premium on Solid Earnings

          BIRMINGHAM, Ala., Feb. 8 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with a concentration on nonstandard auto insurance, today reported for the fourth quarter and twelve months ending December 31, 2006:

(in millions, except per share amounts and ratios)	Three Months Ended December 31,				Twelve Months Ended December 31,
			% Change				% Change
	2006	2005			2006	2005

Gross written premiums	$259.3	$221.5	17.1%		$986.7	$988.7	(0.2)%
Revenues	$263.5	$256.3	2.8%		$1,021.3	$1,053.3	(3.0)%
Net earnings	$22.4	$32.0	(30.0)%		$87.3	$106.3	(17.9)%
Net earnings per diluted share	$1.12	$1.53	(26.8)%		$4.26	$5.09	(16.3)%
Operating earnings(1)	$20.6	$31.5	(34.6)%		$85.9	$84.4	1.8%
Operating earnings per diluted share(1)	$1.03	$1.51	(31.8)%		$4.19	$4.04	3.7%
Underwriting income(1)	$25.2	$34.8	(27.6)%		$87.4	$76.4	14.4%
Combined ratio	89.6%	85.4%	4.2	pts	90.8%	92.0%	(1.2	)pts
Return on equity	13.6%	21.0%	(7.4	)pts	13.5%	18.1%	(4.6	)pts
Operating income return on equity(1)	12.4%	20.7%	(8.3	)pts	13.3%	14.4%	(1.1	)pts
Book value per share					$33.88	$30.34	11.7%
Debt to total capital					23.1%	24.1%	(1.0	)pts

(1)	Measures used in this release that are not based on generally accepted accounting principles (“non-GAAP”) are defined at the end of this release and reconciled to the most comparable GAAP measure.

          Gross written premiums for the three months ended December 31, 2006 grew 17.1% compared with the same period of 2005 primarily as a result of growth in California, Arizona and Texas.  Excluding the business assumed from Great American Insurance Company (“GAI”), which is currently in runoff, gross written premiums during the fourth quarter of 2006 increased 23.4% compared with the fourth quarter of 2005.

          Revenues for the three months ended December 31, 2006 increased as a result of a 1.6% increase in earned premiums and $3.7 million of net realized gains during the fourth quarter of 2006.  In addition to a 1.3% decline in earned premiums, revenues for the twelve months ended December 31, 2006 declined compared to the same period in 2005 as Infinity recognized $22.3 million of net realized gains during 2005 compared with $2.0 million of net realized gains during 2006.

          Earnings for the fourth quarter and twelve months ended December 31, 2006 include a pre-tax charge of $4.8 million related to severance costs from efforts to consolidate certain customer service, claims and information technology back-office operations to Birmingham, as announced in October 2006. Net earnings for the twelve months ended December 31, 2005 include a $7.4 million tax benefit from the utilization of net capital loss carry-forwards. In comparison, net earnings for the twelve months ended December 31, 2006 include a tax benefit of $3.1 million from the utilization of net capital loss carry-forwards.

          2007 Earnings Guidance

          Infinity’s initial guidance for 2007, based on fully diluted operating earnings, is $3.20 -- $3.60.  Included in this guidance is a charge of $0.15, the estimated cost to complete the consolidation of back office operations.

          Share Repurchase Program

          Infinity completed its $50 million share repurchase program in December 2006, repurchasing 364,000 shares at an average cost of $44.26 during the fourth quarter, and in January 2007 began repurchasing shares under the new $100 million repurchase program announced in October 2006.

          Forward-Looking Statements

          This press release contains certain statements that may be deemed to be “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release not dealing with historical results or current facts are forward-looking and are based on estimates, assumptions, and projections. Statements that include the words “believes,” “seeks,” “expects,” “may,” “should,” “intends,” “likely,” “targets,” “plans,” “anticipates,” “estimates” or the negative version of those words and similar statements of a future or forward-looking nature identify forward-looking statements. Examples of such forward-looking statements include statements relating to expectations concerning market conditions, premiums, growth, earnings, investment performance, expected losses, rate changes and loss experience.

          Actual results could differ materially from those expected by Infinity depending on: changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity’s pricing methodologies, actions of competitors, the approval of requested form and rate changes, judicial and regulatory developments affecting the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For a more detailed discussion of some of the foregoing risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Infinity’s filings with the Securities and Exchange Commission.

          Conference Call

          The Company will hold a conference call to discuss 2006 fourth quarter results at 11:00 a.m. (ET) today, February 8.  There are two alternative communication modes available to listen to the call.  Telephone access will be available by dialing 1-800-435-1398 and providing the confirmation code 55837671.  Please dial 5 to 10 minutes prior to the scheduled start time.  A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Thursday, February 15, 2007.  To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 61681194.  The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, go to Infinity’s website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity’s website approximately one hour following the completion of the call and will be available for one year.

Infinity Property and Casualty Corporation
Statement of Earnings
(in millions, except EPS and dividends)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

	2006	2005	2006	2005

Revenues:
Earned premiums	$242.6	$238.8	$948.7	$961.5
Net investment income	16.9	16.6	68.4	65.5
Realized gains (losses) on investments (1)	3.7	0.0	2.0	22.3
Other income	0.2	0.9	2.3	4.0
Total revenues	263.5	256.3	1,021.3	1,053.3
Costs and Expenses:
Loss and loss adjustment expenses (2)	163.0	147.9	635.1	660.6
Commissions and other underwriting expenses	54.4	56.1	226.1	224.5
Interest expense	2.8	2.8	11.1	11.1
Corporate general and administrative expenses	1.6	1.6	7.1	6.6
Restructuring charge	4.8	—	4.8	—
Other expenses (3)	2.1	0.3	5.7	1.7
Total costs and expenses	228.7	208.6	889.9	904.5
Earnings before income taxes	34.8	47.7	131.4	148.8
Provision for income taxes (4)	12.4	15.7	44.1	42.5
Net earnings	$22.4	$32.0	$87.3	$106.3
Earnings per common share:
Basic	$1.13	$1.55	$4.30	$5.15
Diluted	$1.12	$1.53	$4.26	$5.09
Average number of common shares:
Basic	19.771	20.644	20.303	20.640
Diluted	19.953	20.907	20.475	20.892
Cash dividends per common share	$0.075	$0.06	$0.30	$0.24

          Note:  Columns may not foot due to rounding

Notes:

(1)

Realized gains (losses) for the three months and twelve months ended December 31, 2006, include $7.0 million and $8.9 million, respectively, of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.

Realized gains (losses) for the three months and twelve months ended December 31, 2005, include $0.5 million and $20.3 million, respectively, of taxable gains from securities sold to utilize a portion of the available tax loss carry-forward.

(2)

Loss and loss adjustment expenses for the three and twelve months ended December 31, 2006, include $6.7 million and $31.2 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.

Loss and loss adjustment expenses for the three and twelve months ended December 31, 2005, include $18.9 million and $17.0 million of favorable development on prior accident period loss and loss adjustment expense reserves, respectively.  The development for the three months ended December 31, 2005 includes $9.0 million related to favorable development for the first three accident quarters of 2005.

(3)

Other expenses for the three and twelve months ended December 31, 2006 include a $1.7 million increase in reserves for class action lawsuits. Other expenses for the twelve months ended December 31, 2005 include a $2.7 million reduction in reserves for class action lawsuits.

(4)

Income taxes for the three and twelve months ended December 31, 2006 include a $2.5 million and $3.1 million tax benefit from the utilization of net capital loss carryforwards, respectively.  Income taxes for both the three and twelve months ended December 31, 2006 also include a $3.0 million increase in the provision for tax valuation allowance on net capital loss carryforwards.

Income taxes for the three and twelve months ended December 31, 2005 include a $0.5 million and $7.4 million tax benefit from the utilization of net capital loss carry-forwards, respectively.

Infinity Property and Casualty Corporation
Condensed Balance Sheet
(in millions, except book value per share)

	For the Period Ended

	December 31, 2006	September 30, 2006

Assets:
Investments:
Fixed maturities, at fair value	$1,250.2	$1,272.4
Equity securities, at fair value	55.5	80.9
Total investments	1,305.7	1,353.3
Cash and cash equivalents	109.2	67.5
Accrued investment income	16.1	14.9
Agents’ balances and premiums receivable	343.1	321.8
Prepaid reinsurance premiums	4.3	5.9
Recoverables from reinsurers	31.8	19.9
Deferred policy acquisition costs	76.8	73.7
Current and deferred income taxes	34.6	35.3
Prepaid expenses, deferred charges and other assets	17.5	15.2
Goodwill	75.3	75.3
Total assets	$2,014.4	$1,982.8
Liabilities and Shareholders’ Equity:
Liabilities:
Unpaid losses and loss adjustment expenses	$595.4	$587.3
Unearned premiums	431.0	417.1
Payable to reinsurers	0.6	1.0
Long-term debt	199.4	199.4
Commissions payable	30.1	29.6
Accounts payable, accrued expenses and other liabilities	93.2	89.6
Total liabilities	1,349.8	1,324.1
Shareholders’ Equity:
Common stock	20.8	20.8
Additional paid-in capital	335.7	335.3
Retained earnings (1)	361.7	340.7
Other comprehensive income	(3.2)	(3.8)
Treasury stock, at cost (2)	(50.4)	(34.3)
Total shareholders’ equity	664.6	658.7
Total liabilities and shareholders’ equity	$2,014.4	$1,982.8
Shares outstanding	19.617	19.976
Book value per share	$33.88	$32.98

          Note:  Columns may not foot due to rounding

Notes:

(1)	Net income of $22.4 million less shareholder dividends of $1.5 million resulted in the increase in retained earnings from September 2006.

(2)	Infinity repurchased 364,000 shares during the fourth quarter of 2006 at an average price of $44.26.

          Definitions of Non-GAAP Financial and Operating Measures

          Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax.  Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Underwriting income measures the insurer’s profit on insurance sales after all losses and expenses have been paid.  It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies.  Net earnings are the most comparable GAAP measure.

          Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,

(in millions, except EPS)	2006	2005	2006	2005

Earned premiums	$242.6	$238.8	$948.7	$961.5
Loss and loss adjustment expenses	(163.0)	(147.9)	(635.1)	(660.6)
Commissions and other underwriting expenses	(54.4)	(56.1)	(226.1)	(224.5)
Underwriting income	25.2	34.8	87.5	76.4
Net investment income	16.9	16.6	68.4	65.5
Other income	0.2	0.9	2.3	4.0
Interest expense	(2.8)	(2.8)	(11.1)	(11.1)
Corporate general and administrative expenses	(1.6)	(1.6)	(7.1)	(6.6)
Restructuring charge	(4.8)	—	(4.8)	—
Other expenses	(2.1)	(0.3)	(5.7)	(1.7)
Pre-tax operating earnings	31.1	47.7	129.5	126.5
Provision for income taxes	(10.5)	(16.2)	(43.6)	(42.1)
Operating earnings, after-tax	20.6	31.5	85.9	84.4
Realized gains (losses) on investments, pre-tax	3.7	0.0	2.0	22.3
Provision for income taxes	(1.3)	0.0	(0.7)	(7.8)
Utilization of capital loss carry-forward	2.5	0.5	3.1	7.4
Increase in provision for tax valuation allowance	(3.0)	—	(3.0)	—
Realized gains on investments, after-tax	1.9	0.5	1.4	21.9
Net earnings	$22.4	$32.0	$87.3	$106.3
Operating earnings per share - diluted	$1.03	$1.51	$4.19	$4.04
Net realized gains on investments	0.12	0.00	0.07	0.70
Utilization of capital loss carry-forward	0.12	0.02	0.15	0.35
Increase in provision for tax valuation allowance	(0.15)	—	(0.15)	—
Net earnings per share - diluted	$1.12	$1.53	$4.26	$5.09

          Note: Columns may not foot due to rounding

          Infinity also makes available an investor supplement on our website.  To access the supplemental financial information, go to www.ipacc.com and click on “Investor Relations” followed by “Quarterly Reports.”

SOURCE  Infinity Property and Casualty Corporation
          -0-                                        02/08/2007
          /CONTACT: Amy Starling, AVP, Investor Relations, +1-205-803-8186 /
          /Web site:  http://www.ipacc.com /
          (IPCC)